Exhibit 16.1

December 14, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Boxed, Inc. (formerly Seven Oaks Acquisition Corp.), under Item 4.01 of its Form 8-K filed December 14, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 8, 2021, effective immediately. We are not in a position to agree or disagree with other statements of Boxed, Inc. (formerly Seven Oaks Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum llp